Exhibit (b)(1)

EXECUTION COPY

JPMORGAN CHASE BANK, N.A.	GOLDMAN SACHS CREDIT PARTNERS L.P.
J.P. MORGAN SECURITIES INC.	85 Broad Street
270 Park Avenue	New York, NY 10004
New York, NY 10017

CITICORP NORTH AMERICA, INC.	MORGAN STANLEY SENIOR FUNDING,
CITlGROUP GLOBAL MARKETS	INC.
INC.	1585 Broadway
388 Greenwich Street	New York, New York 10036
New York, NY 10013

DEUTSCHE BANK TRUST
COMPANY AMERICAS
DEUTSCHE BANK AG CAYMAN
ISLANDS BRANCH
DEUTSCHE BANK AG NEW YORK
BRANCH
DEUTSCHE BANK SECURlTIES INC.
60 Wall Street
New York, NY 10005

CONFIDENTIAL

March 27, 2005

Solar Capital Corp.

c/o the Addressees set forth below

Project Solar

Commitment Letter

Ladies and Gentlemen:

You have advised JPMorgan Chase Bank, N.A. (“JPMCB”), J.P. Morgan Securities Inc. (“JPMorgan”), Citicorp North America, Inc. (“CNAI”), Citigroup Global Markets Inc. (“CGMI”), Deutsche Bank Trust Company Americas (“DBTCA”), Deutsche Bank AG Cayman Islands Branch (“DBCI”), Deutsche Bank AG New York Branch (“DBNY”), Deutsche Bank Securities Inc. (“DBSI”), Goldman Sachs Credit Partners L.P. (“GSCP”) and Morgan Stanley Senior Funding, Inc. (“MSSF” and, together with JPMCB, JPMorgan, CNAI, CGMI, DBTCA, DBCI, DBNY, DBSI and GSCP, “we”, “us” or the “Commitment Parties”) that Silver Lake Partners and its affiliates (collectively, “Silver Lake”). Bain Capital Partners, LLC and its affiliates (collectively, “Bain”), Goldman Sachs Capital Partners and its affiliates (collectively, “Goldman”), Kohlberg Kravis Roberts & Co. and its affiliates (collectively, “KKR”), Providence Equity Partners Inc. and its affiliates (collectively, “Providence”), Texas Pacific Group and its affiliates (collectively, “TPG”) and The Blackstone Group and its affiliates

(together with Silver Lake, Bain, Goldman, KKR, Providence and TPG, the “Sponsors”) intend to acquire the entity previously identified to the Commitment Parties as “Solar” (the “Company”). You have further advised us that, in connection with the foregoing, you intend to consummate the other Transactions described in the Transaction Description attached hereto as Exhibit A. Capitalized terms used but not defined herein have the meanings assigned to them in such Exhibit A and in the other Term Sheets (as defined below).

In connection with the Transactions, (a) each of JPMCB, CNAI and DBTCA is pleased to advise you of its several, but not joint, commitment to provide 26 2/3% of the entire aggregate principal amount of the Senior Secured Facilities, (b) each of JPMCB, CNAI and DBCI is pleased to advise you of its several, but not joint, commitment to provide 26 2/3% of the entire aggregate principal amount of the Bridge Facilities, (c) each of GSCP and MSSF (together with JPMCB, CNAI, DBTCA, DBCI and DBNY, the “Initial Lenders” ) is pleased to advise you of its several, but not joint, commitment to provide 10% of the entire aggregate principal amount of the Senior Secured Facilities and the Bridge Facilities and (d) each of JPMCB, CNAI and DBNY is pleased to advise you of its several, but not joint, commitment to provide one-third of the entire aggregate principal amount of the Receivables Facility, in each case upon the terms and subject to the conditions set forth or referred to in this Commitment Letter and in the exhibits hereto (such exhibits, collectively, the “Term Sheets”). It is further understood that up to $700,000,000 of the aggregate principal amount of the Term Facilities and/or the Senior Subordinated Bridge Facility will be made available to one or more U.K. subsidiaries of the Company (or a U.S. parent company of a U.K. subsidiary of the Company) on the Closing Date in Sterling or U.S. dollars pursuant to an arrangement to be agreed upon.

You hereby appoint, and, with respect to the Holdings Bridge Facility, agree to cause Holdings to appoint, (a) JPMorgan and CGMI to act, and each of JPMorgan and CGMI hereby agrees to act, as co-lead arrangers for the Senior Secured Facilities, (b) JPMorgan, CGMI and DBSI (collectively, the “Joint Bookrunners”) to act, and each Joint Bookrunner hereby agrees to act, as joint bookrunners for the Senior Secured Facilities, (c) CGMI and DHSI to act, and each of CGMI and DBSI hereby agrees to act, as co-syndication agents for the Senior Secured Facilities, (d) DBSI and CGMI to act, and each of DBSI and CGMI hereby agrees to act, as co-lead arrangers for the Bridge Facilities, (e) DBSI, CGMI, JPMorgan, GSCP and MSSF to act, and each of DBSI, CGMI, JPMorgan, GSCP and MSSF hereby agrees to act, as joint bookrunners for the Bridge Facilities, (f) JPMCB to act, and JPMCB hereby agrees to act, as sole administrative agent for the Senior Secured Facilities and the Receivables Facility and sole collateral agent for the Senior Secured Facilities and (g) DBCI to act, and DBCI hereby agrees to act, as sole administrative agent for the Bridge Facilities, in each case on the terms and subject to the conditions set forth or referred to in this Commitment Letter and in the Term Sheets. It is understood and agreed that no other agents, co-agents, arrangers, co-arrangers, bookrunners, managers or co-managers will be appointed, no other titles will be awarded and no compensation (other than compensation expressly contemplated by the Term Sheets or the Fee Letters referred to below) will be paid in connection with the Facilities unless you and we shall so agree, provided that you may

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appoint two additional agents or co-agents with allocation of compensation thereto to be agreed by you and us as appropriate for such roles and related commitments of such agents or co-agents. It is further understood and agreed that JPMorgan will have “left” placement in all marketing materials and other documentation used in connection with the Senior Secured Facilities and the Receivables Facility, and DBSI will have “left” placement in all marketing materials and other documentation used in connection with the Bridge Facilities.

Each of the Initial Lenders reserves the right, prior to or after the execution of definitive documentation for any of the Facilities (the “Facilities Documentation”), to syndicate all or a portion of its commitment hereunder to one or more financial institutions reasonably acceptable to you that will become parties to the Facilities Documentation pursuant to syndications to be managed by the Joint Bookrunners (the financial institutions becoming parties to the Facilities Documentation being collectively referred to as the “Lenders”); provided that, notwithstanding each Initial Lender’s right to syndicate the Facilities and receive commitments with respect thereto, no Initial Lender may assign all or any portion of its commitments hereunder prior to the date of the initial funding under the Senior Secured Facilities (the “Closing Date”). You understand that each of the Facilities will be separately syndicated, and you agree actively to assist the Joint Bookrunners in completing syndications satisfactory to the Joint Bookrunners. Such assistance shall include (a) your using commercially reasonable efforts to ensure that the syndication efforts benefit materially from your existing banking relationships and the existing banking relationships of the Sponsors, the Company, Holdings and your and their subsidiaries, (b) direct contact between your and Holdings’ senior management, representatives and advisors, on the one hand, and the proposed Lenders, on the other hand (and your using commercially reasonable efforts to ensure such contact between the senior management, representatives and advisors of each of the Sponsors and the Company, on the one hand, and the proposed Lenders, on the other hand), (c) your assistance (including the use of commercially reasonable efforts to cause the Sponsors, the Company, Holdings and your and their subsidiaries and representatives and advisors to assist) in the preparation of customary Confidential Information Memoranda for the Facilities and other customary marketing materials to be used in connection with the syndication and (iv) the hosting, with the Joint Bookrunners, of one or more conference calls with or meetings of prospective Lenders at times and locations mutually agreed upon. You understand that the Joint Bookrunners may decide to commence syndication efforts for the Senior Secured Facilities promptly after the date hereof. Without limiting your obligations to assist with syndication efforts as set forth above, the Initial Lenders agree that completion of such syndications is not a condition to their commitments hereunder.

The Joint Bookrunners will manage, in consultation with you, all aspects of the syndication, including, without limitation, selection of Lenders, determination of when the Joint Bookrunners will approach potential Lenders and the time of acceptance of the Lenders’ commitments, any naming rights, the final allocations of the commitments among the Lenders and the amount and distribution of fees among the Lenders. To assist the Joint Bookrunners in their syndication efforts, you agree promptly to prepare and provide to us (and to use commercially reasonable efforts to cause the

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Sponsors and the Company to provide to us) all information with respect to you, the Company, Moldings and your and their subsidiaries and the Transactions. including, without limitation, all financial information and projections (the “Projections”), as any Joint Bookrunner may reasonably request in connection with the structuring, arrangement and syndication of the Facilities. At the request of any Joint Bookrunner, you agree to assist (and to use reasonable efforts to cause the Company and Holdings to assist) in the preparation of a version of the information package and presentation consisting exclusively of information and documentation that is either publicly available or not material with respect to the Company and its affiliates and any of its securities for purposes of United States federal and state securities laws.

You hereby represent and warrant that (a) to the best of your knowledge, all written information other than the Projections (the “Information”) that has been or will be made available to any Commitment Party by or on behalf of you, the Company, Holdings, any of your or their subsidiaries or any of your or their representatives or affiliates, taken as a whole, is or will be, when furnished, correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (b) the Projections that have been or will be made available to any Commitment Party by or on behalf of you, the Company, Holdings, any of your or their subsidiaries or any of your or their representatives or affiliates, have been and will be prepared in good faith based upon assumptions believed by you to be reasonable at the time so made available. You agree to supplement the Information and the Projections from time to time until the Closing Date such that, to the best of your knowledge, the representations and warranties in the preceding sentence remain true in all material respects. In arranging the Facilities, including the syndications of the Facilities, each of the Commitment Parties will be entitled to use and rely primarily on the Information and the Projections without responsibility for independent verification thereof.

As consideration for each Initial Lender’s commitment hereunder and each Joint Bookrunner’s agreement to structure, arrange and syndicate the Facilities, you agree to pay (or to cause to be paid) to the Initial Lenders the nonrefundable fees as set forth in the Term Sheets and in the Fee Letter and Administrative Agent Fee Letter dated the date hereof and delivered herewith with respect to the Facilities (collectively, the “Fee Letters”).

Each Initial Lender’s commitment hereunder and each Joint Bookrunner’s agreement to perform the services described herein are subject to (a) there not having occurred, since December 31, 2004, a Material Adverse Effect (as defined below), (b) there not having occurred and be continuing (i) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange for three or more consecutive business days, including any changes in trading conditions resulting from actual or threatened terrorist attacks, responses by the United States or its allies thereto, or the effects thereof, (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States generally for three or more consecutive business days, (iii) the commencement or material escalation of a war, armed hostilities

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or other international or national crisis or security event directly or indirectly involving the United States or any of its territories, including any acts of terrorism, domestic or foreign, or responses of the United States or its allies, or a national or international economic or financial crisis, as a result of which there has occurred any material disruption or material adverse change in the United States commercial credit, debt, capital or commercial mortgage-backed securities markets (including the market for leveraged loans or high yield securities) for a period of three or more consecutive business days, or (iv) any limitation by any governmental, regulatory or administrative agency or authority which prohibits the extension of credit by banks or other lending institutions in the United States generally in a manner that prevents a lender from providing the financing for the Merger for a period of three or more consecutive business days, (c) our satisfaction that, prior to and during the syndication of the Facilities, there shall be no competing issues of debt securities or commercial bank or other credit facilities of you, Holdings, the Company or your or its subsidiaries being offered, placed or arranged (other than the Notes), (d) the negotiation, execution arid delivery of Facilities Documentation consistent with the Term Sheets and (e) the other conditions set forth herein and in the Term Sheets and the other exhibits hereto. For purposes hereof, “Material Adverse Effect” means any event, circumstance, development, change or effect that, individually or in the aggregate with all other events, circumstances, developments, changes and effects, (x) is materially adverse to the business, operations, assets, condition (financial or otherwise) or results of operations of the Company and its subsidiaries taken ‘ as a whole, (y) has arisen out of the operations or relates directly to the assets of the Company or its subsidiaries (and not the industry generally) and would reasonably be likely to be materially adverse to the business, operations, assets, condition (financial or otherwise) or results of operations of the Company and its subsidiaries, taken as a whole, or (z) would reasonably be expected to prevent the consummation of the Merger or prevent the Company from performing its obligations under the Merger Agreement; provided, that in no event would any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been, or will be, a “Material Adverse Effect”: any event, circumstance, change or effect resulting from or relating to (i) a change in general economic or financial market conditions, (ii) any acts of terrorism or war (except, in the case of clauses (i) and (ii), to the extent such event, circumstance, change or effect has had a disproportionate effect on the Company and its subsidiaries, taken as a whole, as compared to other persons in the industry in which the Company and its subsidiaries conduct their business), (iii) the announcement of the execution of the Merger Agreement or the pendency or consummation of the Merger, or (iv) compliance with the terms of, or the taking of any action required by, the Merger Agreement. Notwithstanding anything in this Commitment Letter, the Term Sheets. the Fee Letters, the Facilities Documentation or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (i) the only representations relating to the Company, its subsidiaries and their businesses the making of which shall be a condition to availability of the Facilities on the Closing Date shall be (A) such of the representations made by the Company in the Merger Agreement as are material to the interests of the Lenders, but only to the extent that you have the right to terminate your obligations under the Merger Agreement as a result of a breach of such representations in the Merger Agreement and

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(B) the Specified Representations (as defined below) and (ii) the terms of the Facilities Documentation shall be in a form such that they do not impair availability of the Facilities on the Closing Date if the conditions set forth herein and in the Term Sheets are satisfied (it being understood that, to the extent any Guarantee or Collateral is not provided on the Closing Date after your use of commercially reasonable efforts to do so, the delivery of such Guarantee and/or Collateral shall not constitute a condition precedent to the availability of the Facilities on the Closing Date but shall be required to be delivered after the Closing Date pursuant to arrangements to be mutually agreed). For purposes hereof, “Specified Representations” means the representations and warranties of the Company set forth in the Term Sheets relating to corporate power and authority, the enforceability of the Facilities Documentation, Federal Reserve margin regulations, the Investment Company Act and status of the Senior Secured Facilities as senior debt.

You agree (a) to indemnify and hold harmless each Commitment Party, its affiliates and their officers, directors, employees, agents and controlling persons (collectively, the “indemnified persons”), from and against any and all losses, claims, damages, liabilities and expenses, joint or several, to which any such indemnified person may become subject arising out of or in connection with this Commitment Letter, the Fee Letters, the Term Sheets, the Transactions and the other transactions contemplated hereby, the Facilities or any claim, litigation, investigation or proceeding (any of the foregoing, a “Proceeding”) relating to any of the foregoing, regardless of whether any such indemnified person is a party thereto or whether a Proceeding is brought by a third party or by you or any of your affiliates, and to reimburse each such indemnified person upon demand for any reasonable legal or other expenses incurred in connection with investigating or defending any of the foregoing, provided that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent they have resulted from the willful misconduct, bad faith or gross negligence of, or breach of this Commitment Letter or the Facilities Documentation by, such indemnified person or any of its related parties, and (b) if the Closing Date occurs, to reimburse each Commitment Party from time to time for all reasonable out-of-pocket expenses (including, without limitation, expenses of each Commitment Party’s due diligence investigation, consultants’ fees (to the extent any such consultant has been retained with your prior consent), syndication expenses, travel expenses and reasonable fees, disbursements and other charges of counsel identified in the Term Sheets and of local counsel (not to exceed one counsel in any jurisdiction)) incurred in connection with the Facilities and the preparation of this Commitment Letter, the Term Sheets, the Fee Letters, the Facilities Documentation and any security arrangements in connection therewith. Notwithstanding any other provision of this Commitment Letter, no indemnified person shall be liable for any damages arising from (i) the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems, except to the extent such damages have resulted from the willful misconduct, bad faith or gross negligence of any indemnified person or any of its related parties or (ii) for any special, indirect, consequential or punitive damages in connection with its activities related to the Facilities.

You shall not be liable for any settlement of any Proceedings effected without your consent (which consent shall not be unreasonably withheld), but if settled

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with your written consent or if there is a final judgment for the plaintiff in any such Proceedings, you agree to indemnify and hold harmless each indemnified person from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement or judgment in accordance with the preceding paragraph. Notwithstanding the immediately preceding sentence, if at any time an indemnified person shall have requested that you reimburse such indemnified person for legal or other expenses in connection with investigating, responding to or defending any Proceedings, you shall be liable for any settlement of any Proceedings effected without your written consent if (a) such settlement is entered into more than 30 days after receipt by you of such request for reimbursement and (b) you shall not have reimbursed such indemnified person in accordance with such request prior to the date of such settlement. You shall not, without the prior written consent of an indemnified person (which consent shall not be unreasonably withheld), effect any settlement of any pending or threatened Proceedings in respect of which indemnity could have been sought hereunder by such indemnified person unless (i) such settlement includes an unconditional release of such indemnified person in form and substance satisfactory to such indemnified person from all liability on claims that are the subject matter of such Proceedings and (ii) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any indemnified person.

You acknowledge that the Commitment Parties and their affiliates may be providing debt financing, equity capital or other services (including, without limitation, financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein and otherwise. None of the Commitment Parties and their affiliates will use confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or any of their other relationships with you in connection with the performance by them and their affiliates of services for other companies, and none of the Commitment Parties and their affiliates will furnish any such information to other companies. You also acknowledge that none of the Commitment Parties and their affiliates has any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, the Company or your or its subsidiaries, confidential information obtained by the Commitment Parties and their affiliates from other companies.

This Commitment Letter and the commitments hereunder shall not be assignable by you (except to the Company in connection with the Merger) without the prior written consent of the Commitment Parties, and any attempted assignment without such consent shall be void. For purposes of this Commitment Letter, “CGMI” and “CNAI” shall each include any affiliate thereof, including Citibank, N.A., Citicorp USA, Inc. and Citicorp North America, Inc., as CGMI and/or CNAI shall determine to be appropriate to provide the services contemplated herein. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by the Commitment Parties and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission shall be effective as delivery of a manually executed counterpart of this

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Commitment Letter. This Commitment Letter (including the exhibits hereto) and the Fee Letters are the only agreements that have been entered into among the parties hereto with respect to the Facilities and set forth the entire understanding of the parties hereto with respect thereto. This Commitment Letter is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the indemnified persons. The Commitment Parties may perform the duties and activities described hereunder through any of their affiliates and the provisions of the third preceding paragraph shall apply with equal force and effect to any of such affiliates so performing any such duties or activities. This Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York.

You hereby irrevocably and unconditionally submit to the exclusive jurisdiction of any state or Federal court sitting in the City of New York over any suit, action or proceeding arising out of or relating to the Transactions or the other transactions contemplated hereby, this Commitment Letter, the Term Sheets or the Fee Letters or the performance of services hereunder or thereunder. You agree that service of any process, summons, notice or document by registered mail addressed to you shall be effective service of process for any suit, action or proceeding brought in any such court. You hereby irrevocably and unconditionally waive any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in any inconvenient forum. You hereby irrevocably agree to waive trial by jury in any suit, action, proceeding, claim or counterclaim brought by or on behalf of any party related to or arising out of the Transactions, this Commitment Letter, the Term Sheets or the Fee Letters or the performance of services hereunder or thereunder.

We hereby notify you that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Patriot Act”), each of us and each of the Lenders may be required to obtain, verify and record information that identifies you, Holdings and the Company, which information may include your and their names and addresses and other information that will allow each of us and the Lenders to identify you, Holdings or the Company in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective for each of us and the Lenders.

You agree that you will not disclose, directly or indirectly, this Commitment Letter, the Term Sheets, the Fee Letters, the contents of any of the foregoing or the activities of any Commitment Party pursuant hereto or thereto to any person without our prior written approval, except that you may disclose (a) the Commitment Letter, the Term Sheets, the Fee Letters and the contents hereof and thereof (i) to the Sponsors and to your and any Sponsor’s officers, directors, agents, employees, attorneys, accountants and advisors directly involved in the consideration of this matter on a confidential and need-to-know basis and (ii) as required by applicable law or compulsory legal process (in which case you agree to inform us promptly thereof), (b) this Commitment Letter, the Term Sheets and the contents hereof and thereof (and, after your acceptance of the terms hereof and of the Fee Letters and return of executed

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signature pages hereto and thereto, the Fee Letter and the contents thereof) to the Company and its officers, directors, employees, attorneys, accountants and advisors, in each case in connection with the Transactions and on a confidential and need-to-know basis, (c) the existence and contents of the Term Sheets to any rating agency in connection with the Transactions and (d) to the extent required by applicable law, the existence and contents of this Commitment Letter and the Term Sheets in any public filing or prospectus in connection with the Merger or the financing thereof; provided, that the foregoing restrictions shall cease to apply (except in respect of the Fee Letters and the contents thereof) after the Facilities Documentation shall have been executed and delivered by the parties thereto.

The compensation, reimbursement, indemnification, jurisdiction and confidentiality provisions contained herein and in the Fee Letters shall remain in full force and effect regardless or whether the Facilities Documentation shall be executed and delivered and notwithstanding the termination of’ this Commitment Letter or the Initial Lenders’ commitments hereunder; provided that your obligations under this Commitment Letter (other than your obligations with respect to (a) titles awarded in connection with the Facilities and assistance to be provided in connection with the syndication thereof and (b) confidentiality of the Fee Letters and the contents thereof) shall automatically terminate arid be superseded by the provisions of the Facilities Documentation upon the initial funding thereunder, and you shall automatically be released from all liability in connection therewith at such time. You may terminate the Initial Lenders’ commitments hereunder at any time subject to the provisions of the preceding sentence.

Please indicate your acceptance of the terms hereof and of the Fee Letters by signing in the appropriate space below and in the Fee Letters and returning to JPMCB the enclosed duplicate originals (or facsimiles) of this Commitment Letter and the Fee Letters, in each case not later than 5:00 p.m., New York City time, on March 27, 2005, failing which the Initial Lenders’ commitments hereunder will expire at such time. In the event that the initial borrowing under the Facilities does not occur on or before October 10, 2005, then this Commitment Letter and the commitments hereunder shall automatically terminate unless we shall, in our discretion, agree to an extension.

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We are pleased to have been given the opportunity to assist you in connection with the financing for the Transactions.

Very truly yours,

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JPMORGAN CHASE BANK, N.A.,

by	/s/ Bruce S. Borden
	Name:	Bruce S. Borden
	Title:	Vice President

J.P. MORGAN SECURITIES INC.,

by
Name:
Title:

JPMORGAN CHASE BANK, N.A.,

by
Name:
Title:

J.P. MORGAN SECURITIES INC.,

by	/s/ Robert Dorr
	Name:	Robert Dorr
	Title:	Vice President

CITICORP NORTH AMERICA, INC.,

by	/s/ David J. Wirdnam
	Name:	David J. Wirdnam
	Title:	Vice President

CITIGROUP GLOBAL, MARKETS INC.,

by	/s/ David J. Wirdnam
	Name:	David J. Wirdnam
	Title:	Directors

DEUTSCHE BANK TRUST COMPANY AMERICAS,

by	/s/ Ryan Zanin
	Name:	Ryan Zanin
	Title:	Managing Director

by	/s/ Stephen Cayer
	Name:	Stephen Cayer
	Title:	Director

DEUTSCHE BANK AG CAYMAN ISLANDS BRANCH,

by	/s/ Ryan Zanin
	Name:	Ryan Zanin
	Title:	Managing Director

by	/s/ Stephen Cayer
	Name:	Stephen Cayer
	Title:	Director

DEUTSCHE BANK AG NEW YORK BRANCH,

by	/s/ Michael Cheng
	Name:	Michael Cheng
	Title:	Director

by	/s/ Mark D. O’Keefe
	Name:	Mark D. O’Keefe
	Title:	Director

DEUTSCHE BANK SECURITIES INC.,

by	/s/ Mark Epley
	Name:	Mark Epley
	Title:	Managing Director

by	/s/ Vikrant Sawhney
	Name:	Vikrant Sawhney
	Title:	Managing Director

GOLDMAN SACHS CREDIT PARTNERS L.P.,

by	/s/ William W. Archer
	Name:	William W. Archer
	Title:	Managing Director

MORGAN STANLEY SENIOR
FUNDING, INC.,

by	/s/ Eugene F. Martin
	Name:	Eugene F. Martin
	Title:	Vice President

Accepted and agreed to as of

the date first written above:

SOLAR CAPITAL CORP.,

by	/s/ Glenn H. Hutchins
Name: Glenn H. Hutchins
Title: President

In care of:

Silver Lake Partners

9 West 57th Street, 25th Floor

New York, NY 10019

Attention of Greg Mondre

Bain Capital Partners, LLC

111 Huntington Avenue

Boston, MA 02199

Attention of John Connaughton

Chris Gordon

Goldman Sachs Capital Partners

85 Broad Street

New York, NY 10004

Attention of David Castelblanco

Kohlberg Kravis Roberts & Co.

9 West 57th Street, Suite 4200

New York, NY 10019

Attention of Simon Brown

Providence Equity Partners Inc.

Lever House

390 Park Avenue, 4th Floor

New York, NY 10022

Attention of Alexander Evans

Texas Pacific Group

301 Commerce Street

Suite 3300

Fort Worth, TX 76102

Attention of Bryan Taylor

The Blackstone Group

345 Park Avenue

New York, NY 10154

Attention of Chinh Chu